                                                                 Morgan Stanley
                                                                 Charter Series

       March 2005
       Monthly Report

This Monthly Report supplements the Charter Funds' Prospectus dated April 25, 2005.

                                                         Issued: April 29, 2005

[LOGO] Morgan Stanley

MORGAN STANLEY CHARTER SERIES

HISTORICAL FUND PERFORMANCE

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. Past performance is no guarantee of future results.

                                                                                                   INCEPTION-  COMPOUND
                                                                                                    TO-DATE   ANNUALIZED
                   1994    1995 1996 1997 1998   1999    2000  2001    2002   2003  2004    2005     RETURN     RETURN
FUND                %       %    %    %    %      %       %     %       %      %     %       %         %          %
------------------------------------------------------------------------------------------------------------------------
Charter Campbell    --      --  --    --  --      --      --    --    (4.2)   16.3   3.9   (3.7)     11.5        4.5
                                                                     (3 mos.)             (3 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter MSFCM...   (7.3)   21.9 4.0  26.2 5.1    (9.2)   23.8 (3.3)    29.1   (5.1) (5.6)  (15.5)    65.2        4.6
                 (10 mos.)                                                                (3 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Graham..    --      --  --    --  --      2.9    22.0  9.7     36.8   16.1   1.3   (12.9)    93.1       11.4
                                               (10 mos.)                                  (3 mos.)
------------------------------------------------------------------------------------------------------------------------
Charter Millburn    --      --  --    --  --     (7.2)   12.1 (11.3)   21.1   (0.6) (5.3)  (8.1)     (3.3)      (0.6)
                                               (10 mos.)                                  (3 mos.)
------------------------------------------------------------------------------------------------------------------------

DEMETER MANAGEMENT CORPORATION

330 Madison Avenue, 8th Floor
New York, NY 10017
Telephone (212) 905-2700

Morgan Stanley Charter Series
Monthly Report
March 2005

Dear Limited Partner:

The Net Asset Value per Unit for each of the four Morgan Stanley Charter Series Funds as of March 31, 2005 was as follows:

                                                                   % CHANGE
    FUND                                                    N.A.V. FOR MONTH
    ------------------------------------------------------------------------
    Charter Campbell                                        $11.15   -0.05%
    ------------------------------------------------------------------------
    Charter MSFCM                                           $16.52   -3.94%
    ------------------------------------------------------------------------
    Charter Graham                                          $19.31   -1.93%
    ------------------------------------------------------------------------
    Charter Millburn                                         $9.67   -3.81%
    ------------------------------------------------------------------------

 Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates.

 The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

 Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

 I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.

Sincerely,
/s/ Jeffrey A. Rothman
Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Charter Campbell L.P.
Morgan Stanley Charter MSFCM L.P.
Morgan Stanley Charter Graham L.P.
Morgan Stanley Charter Millburn L.P.

CHARTER CAMPBELL

                                    [CHART]

                     Month ended           YTD ended
                   March 31, 2005        March 31, 2005
                 ------------------    ------------------
Currencies            -1.19%                 -3.53%
Interest Rates         1.53%                  0.53%
Stock Indices         -0.52%                 -1.14%
Energies               0.57%                  1.83%
Metals                 0.06%                  0.21%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were recorded from long positions in Japanese interest rate futures as prices strengthened due to weakness in the equity markets and fears that a full recovery of the Japanese economy is further away than investors may have previously expected. Additional gains were recorded from long positions in European interest rate futures as prices moved higher amid strength in the euro towards the beginning of the month as investors feared that continued strength in the currency could restrict foreign exports. Prices were also pushed higher on a widely-held outlook that Europe would continue to maintain a low-interest rate environment and due to economic concerns stemming from surging energy prices. Smaller gains were experienced from short positions in short-term U.S. interest rate futures as prices moved lower after the hike in U.S. interest rates by the U.S. Federal Reserve.

.. In the energy markets, gains resulted from long futures positions in crude oil and its related products as prices increased after OPEC oil ministers signaled that they had no plans to raise output at their March 16 meeting. Also boosting prices was a report by the Energy Information Administration stating that the U.S. inventories of gasoline and heating oil were significantly lower-than-expected. Finally, prices soared at the end of the month after analysts from Goldman Sachs warned that oil could reach $105 a barrel.

CHARTER CAMPBELL
FACTORS INFLUENCING MONTHLY TRADING LOSSES:

.. In the currency markets, losses were recorded during the latter half of March from long positions in the British pound and Australian dollar relative to the U.S. dollar as the value of the U.S. dollar reversed sharply higher leading up to and after the U.S. Federal Reserve's announcement of a quarter-point increase in the federal funds rate. The value of the U.S. dollar was further strengthened after news of a larger-than-expected February increase in consumer prices.

.. In the global stock index futures markets, losses were experienced from long positions in U.S. and Pacific Rim stock index futures after equity prices moved lower early in the month amid concerns about the growing U.S. trade deficit, weakness in the U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month on higher U.S. interest rates and fears that consistently rising energy prices could have a negative impact on economic growth in the U.S. and Pacific Rim region.

CHARTER MSFCM

                                    [CHART]

                       Month ended             YTD ended
                     March 31, 2005          March 31, 2005
                    -----------------      -----------------
Currencies               -5.68%                 -15.95%
Interest Rates           -1.17%                  -1.40%
Stock Indices            -2.11%                  -0.31%
Energies                  4.87%                   3.22%
Metals                    0.58%                   0.28%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency markets, short positions in the euro versus the British pound and the U.S. dollar incurred losses early in the month as the value of the euro moved higher amid a larger-than-expected rise in German industrial production. Additional losses were recorded from newly established long positions in the euro against the British pound and the U.S. dollar as the value of the euro reversed lower due to doubts about the strength of Europe's economic recovery after data indicated German business sentiment had dropped significantly in March. Elsewhere in the currency markets, losses were experienced from long positions in the Singapore dollar and Swedish krona relative to the U.S. dollar as the value of the U.S. dollar reversed sharply higher leading up to and after the U.S. Federal Reserve's announcement of a quarter-point increase in the federal funds rate. The value of the U.S. dollar was further strengthened after news of a larger-than-expected February increase in consumer prices.
.. Within the global stock index futures markets, losses were experienced from long positions in Pacific Rim and U.S. stock index futures as a result of equity prices moving lower earlier in the month amid concerns about the growing U.S. trade deficit, a weaker U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month on higher U.S. interest rates and fears that consistently rising energy prices could have a negative impact on economic growth.

CHARTER MSFCM
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)

.. The global interest rate sector also recorded losses from short European interest rate futures positions as prices increased amid strength in the euro towards the beginning of the month as investors feared that continued strength in the currency could restrict foreign exports. Prices were also pushed higher on the expectations that Europe may continue to maintain a low-interest rate environment, as well as economic concerns stemming from surging energy prices.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy markets, gains resulted from long futures positions in natural gas as prices moved higher in tandem with crude oil prices. Additional gains were recorded from long positions in crude oil as prices increased after OPEC oil ministers signaled there were no plans to raise output at their March 16 meeting. Also boosting prices was a report by the Energy
   Information Administration stating that the U.S. inventory of gasoline and heating oil were significantly lower-than-expected. Finally, prices soared at the end of the month after analysts from Goldman Sachs warned that oil prices could reach $105 a barrel.
.. In the metals markets, long positions in aluminum and copper were profitable as prices increased due to the falling U.S. dollar early in the month and news of continued strong demand from the developing economies of Asia.

CHARTER GRAHAM

                                    [CHART]

                    Month ended             YTD ended
                  March 31, 2005          March 31, 2005
                 -----------------     -----------------
Currencies           -1.04%                  -6.81%
Interest Rates       -0.35%                  -2.86%
Stock Indices        -1.12%                  -2.01%
Energies              0.88%                  -0.40%
Metals                0.24%                   0.63%
Agriculturals        -0.14%                  -0.55%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the global stock index futures markets, losses were experienced from long positions in U.S. and Pacific Rim stock index futures after equity prices moved lower early in the month amid concerns about the growing U.S. trade deficit, weakness in the U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month on higher U.S. interest rates and fears that consistently rising energy prices could have a negative impact on economic growth in the U.S. and Pacific Rim region. Additional losses were incurred from long positions in British and Spanish equity index futures as prices decreased in tandem with the U.S. markets and weak economic data out of the United Kingdom and Spain.
.. In the currency markets, losses were recorded during the latter half of March from long positions in the British pound, Australian dollar, and New Zealand dollar relative to the U.S. dollar as the value of the U.S. dollar reversed sharply higher leading up to and after the U.S. Federal Reserve's announcement of a quarter-point increase in the federal funds rate. The value of the U.S. dollar was further strengthened after news of a larger-than-expected February increase in consumer prices.
.. In the global interest rate futures markets, losses were recorded from long positions in long-term U.S. interest rate futures as prices moved lower early in the month leading up

CHARTER GRAHAM
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)

 to the U.S. Federal Reserve's decision to increase interest rates. Additional losses were incurred from newly established short positions in long-term U.S. interest rates as prices reversed higher at the end of the month on the strength of the U.S. dollar. Smaller losses were experienced from short positions in British interest rate futures as prices moved higher amid the previously mentioned weak economic data out of the United Kingdom.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the energy markets, gains resulted from long futures positions in crude oil and its related products as prices increased after OPEC oil ministers signaled that they had no plans to raise output at their March 16 meeting. Also boosting prices was a report by the Energy Information Administration stating that the U.S. inventory of gasoline and heating oil were significantly lower-than-expected. Finally, prices soared at the end of the month after analysts from Goldman Sachs warned that oil could reach $105 a barrel. Further gains were established from long positions in natural gas futures as prices increased in tandem with higher crude oil prices.
.. In the metals markets, long futures positions in copper were profitable as prices increased due to the falling U.S. dollar early in the month and news of continued strong demand from the developing economies of Asia.

CHARTER MILLBURN

                                    [CHART]

                     Month ended            YTD ended
                   March 31, 2005         March 31, 2005
                  -----------------     -----------------
Currencies             -3.22%                -5.58%
Interest Rates          1.18%                 0.75%
Stock Indices          -1.35%                -0.90%
Energies                0.94%                 1.32%
Metals                 -0.12%                 0.04%
Agriculturals          -0.49%                -1.81%


Note:Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:
.. In the currency markets, long positions in the Polish zloty versus the euro and the U.S. dollar resulted in losses as the value of the Polish currency moved lower against these currencies amid weak economic data out of that country and strength in the U.S. dollar. Additional losses were experienced from long positions in the South African rand, Singapore dollar, and euro relative to the U.S. dollar as the value of the U.S. dollar reversed sharply higher leading up to and after the U.S. Federal Reserve's announcement of a quarter-point increase in the federal funds rate. The value of the U.S. dollar was further strengthened after news of a larger-than-expected
   February increase in consumer prices.
.. In the global stock index futures markets, losses were experienced from long positions in U.S. and Pacific Rim stock index futures as a result of equity prices moving lower early in the month amid concerns about the growing U.S. trade deficit, weakness in the U.S. dollar, inflation fears, and a surge in crude oil prices. Prices continued to weaken throughout the month because of higher U.S. interest rates and fears that consistently rising energy prices will have a negative impact on economic growth in the U.S. and Pacific Rim region. Additional losses were incurred from long positions in British and Spanish equity index futures as prices decreased in tandem with the U.S. markets and weak economic data out of the United Kingdom and Spain.

CHARTER MILLBURN
FACTORS INFLUENCING MONTHLY TRADING LOSSES: (continued)

.. In the agricultural markets, losses were experienced from long positions in sugar futures as prices reversed lower on technically-based selling, as well as concerns about global demand from countries such as Russia, India, and China. Additional losses were recorded from long futures positions in cocoa as prices moved lower amid a stronger U.S. dollar during the second half of the month and reduced internal violence in the Ivory Coast. Smaller losses in the agricultural sector stemmed from long futures positions in wheat and lean hogs.

FACTORS INFLUENCING MONTHLY TRADING GAINS:
.. In the global interest rate futures markets, gains were experienced from short positions in short-term U.S. interest rate futures as prices moved lower after the hike in U.S. interest rates by the U.S. Federal Reserve. Additional gains were recorded from long positions in European interest rate futures as prices moved higher amid strength in the euro towards the beginning of the month as investors feared that continued strength in the currency could restrict foreign exports. Prices were also pushed higher on the outlook that Europe would continue to maintain a low-interest rate environment and due to economic concerns stemming from surging energy prices. Further gains were recorded from long positions in Japanese interest rate futures as prices strengthened due to weakness in the equity markets and fears that a full recovery of the Japanese economy is further away than investors may have previously expected.
.. In the energy markets, gains resulted from long futures positions in gas oil, crude oil, and unleaded gasoline as energy prices increased after OPEC oil ministers signaled that they had no plans to raise oil output at their March 16 meeting. Also boosting prices was a report by the Energy Information Administration stating that the U.S. inventory of gasoline and heating oil were significantly lower-than-expected. Finally, prices soared at the end of the month after analysts from Goldman Sachs warned that oil could reach $105 a barrel.

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF OPERATIONS
FOR THE MONTH ENDED MARCH 31, 2005 (UNAUDITED)

                                   Morgan Stanley            Morgan Stanley             Morgan Stanley
                                Charter Campbell L.P.      Charter MSFCM L.P.        Charter Graham L.P.
                              ------------------------  ------------------------  -------------------------
                                          Percentage of             Percentage of              Percentage of
                                          March 1, 2005             March 1, 2005              March 1, 2005
                                          Beginning Net             Beginning Net              Beginning Net
                                Amount     Asset Value    Amount     Asset Value     Amount     Asset Value
                              ----------  ------------- ----------  ------------- -----------  -------------
                                  $             %           $             %            $             %
INVESTMENT INCOME
  Interest income (Note 2)       621,030        .22        470,119        .23       1,019,215        .23
                              ----------      -----     ----------      -----     -----------      -----

EXPENSES
  Brokerage fees (Note 2)      1,497,838        .52      1,057,589        .52       2,342,162        .52
  Management fees (Note 2&3)     635,084        .22        338,428        .16         749,492        .17
                              ----------      -----     ----------      -----     -----------      -----
   Total Expenses              2,132,922        .74      1,396,017        .68       3,091,654        .69
                              ----------      -----     ----------      -----     -----------      -----

NET INVESTMENT LOSS           (1,511,892)      (.52)      (925,898)      (.45)     (2,072,439)      (.46)
                              ----------      -----     ----------      -----     -----------      -----

TRADING RESULTS
Trading profit (loss):
  Realized                    (7,521,076)     (2.62)    (3,282,989)     (1.62)    (23,724,820)     (5.28)
  Net change in unrealized     8,896,701       3.09     (3,791,311)     (1.87)     17,138,042       3.81
                              ----------      -----     ----------      -----     -----------      -----
   Total Trading Results       1,375,625        .47     (7,074,300)     (3.49)     (6,586,778)     (1.47)
                              ----------      -----     ----------      -----     -----------      -----

NET LOSS                        (136,267)      (.05)    (8,000,198)     (3.94)     (8,659,217)     (1.93)
                              ==========      =====     ==========      =====     ===========      =====

                                   Morgan Stanley
                                Charter Millburn L.P.
                              ------------------------
                                          Percentage of
                                          March 1, 2005
                                          Beginning Net
                                Amount     Asset Value
                              ----------  -------------
                                  $             %
INVESTMENT INCOME
  Interest income (Note 2)       120,060        .21
                              ----------      -----

EXPENSES
  Brokerage fees (Note 2)        302,608        .52
  Management fees (Note 2&3)      96,834        .17
                              ----------      -----
   Total Expenses                399,442        .69
                              ----------      -----

NET INVESTMENT LOSS             (279,382)      (.48)
                              ----------      -----

TRADING RESULTS
Trading profit (loss):
  Realized                       671,438       1.16
  Net change in unrealized    (2,606,589)     (4.49)
                              ----------      -----
   Total Trading Results      (1,935,151)     (3.33)
                              ----------      -----

NET LOSS                      (2,214,533)     (3.81)
                              ==========      =====

MORGAN STANLEY CHARTER SERIES

STATEMENTS OF CHANGES IN NET ASSET VALUE
FOR THE MONTH ENDED MARCH 31, 2005 (UNAUDITED)

                            Morgan Stanley                        Morgan Stanley                        Morgan Stanley
                         Charter Campbell L.P.                  Charter MSFCM L.P.                    Charter Graham L.P.
                 ------------------------------------  ------------------------------------  ----------------------------
                      Units         Amount    Per Unit      Units         Amount    Per Unit      Units         Amount
                 --------------  -----------  -------- --------------  -----------  -------- --------------  -----------
                                      $          $                          $          $                          $

Net Asset Value,
 March 1, 2005   25,772,497.783  287,584,905   11.16   11,805,309.252  203,057,004   17.20   22,838,815.795  449,695,206
Net Loss               --           (136,267)   (.01)        --         (8,000,198)   (.68)        --         (8,659,217)
Redemptions        (204,235.972)  (2,277,231)  11.15     (249,431.048)  (4,120,601)  16.52     (284,274.098)  (5,489,333)
Subscriptions     1,233,090.658   13,748,961   11.15      168,718.735    2,787,234   16.52      766,253.966   14,796,364
                 --------------  -----------           --------------  -----------           --------------  -----------

Net Asset Value,
 March 31, 2005  26,801,352.469  298,920,368   11.15   11,724,596.939  193,723,439   16.52   23,320,795.663  450,343,020
                 ==============  ===========           ==============  ===========           ==============  ===========

                                    Morgan Stanley
                                 Charter Millburn L.P.
                 -------- ----------------------------------
                 Per Unit     Units        Amount    Per Unit
                 -------- -------------  ----------  --------
                    $                        $

Net Asset Value,
 March 1, 2005    19.69   5,779,105.569  58,100,788   10.05
Net Loss           (.38)        --       (2,214,533)   (.38)
Redemptions       19.31    (107,153.422) (1,036,174)   9.67
Subscriptions     19.31      48,930.808     473,161    9.67
                          -------------  ----------

Net Asset Value,
 March 31, 2005   19.31   5,720,882.955  55,323,242    9.67
                          =============  ==========

  The accompanying notes are an integral part of these financial statements.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(Unaudited)

--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION.  Morgan Stanley Charter Campbell L.P. ("Charter Campbell"),
Morgan Stanley Charter MSFCM L.P. ("Charter MSFCM"), Morgan Stanley Charter Graham L.P. ("Charter Graham"), and Morgan Stanley Charter Millburn L.P. ("Charter Millburn") (individually, a "Partnership", or collectively, the "Partnerships") are limited partnerships organized to engage primarily in the speculative trading of futures contracts, options on futures contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").
  The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc. ("Morgan Stanley DW"). The clearing commodity brokers are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). The trading advisor for Charter MSFCM is Morgan Stanley Futures & Currency Management Inc. ("MSFCM"). Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSFCM are wholly-owned subsidiaries of Morgan Stanley.
  Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based on their proportional ownership interests.

USE OF ESTIMATES. The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION. Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW credits each Partnership with interest income on 100% of its average daily funds held at Morgan Stanley DW. In addition, Morgan Stanley DW credits each Partnership with 100% of the interest income Morgan Stanley DW receives from MS & Co. and MSIL with respect to such Partnership's assets deposited as margin. The interest rates used are equal to that earned by Morgan Stanley DW on its U.S. Treasury bill investments. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on forward contracts and other Futures Interests.

NET INCOME (LOSS) PER UNIT. Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. Each Partnership pays a flat-rate monthly brokerage fee of 1/12 of 6.25% of the Partnership's Net Assets as of the first day of each month (a 6.25% annual rate). Such fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative and offering expenses.

OPERATING EXPENSES. The Partnerships incur a monthly management fee and may incur an

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

incentive fee. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit at monthly closings held as of the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six month after the closing at which a person first becomes a limited partner upon five business days advance notice by redemption form to Demeter. Redemptions may only be made in whole Units, with a minimum of 100 Units required for each redemption, unless a limited partner is redeeming his entire interest in a particular Partnership.

  Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)


EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS. Charter MSFCM will terminate on December 31, 2025 and Charter Campbell, Charter Graham, and Charter Millburn will terminate on December 31, 2035 or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS
Each Partnership pays brokerage fees to Morgan Stanley DW as described in Note
1. Each Partnership's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.
  Demeter, on behalf of Charter MSFCM and itself, entered into a Management Agreement with MSFCM to make all trading decisions for the

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(continued)

Partnership. Charter MSFCM pays management and incentive fees (if any) to MSFCM.

--------------------------------------------------------------------------------
3. TRADING ADVISORS
Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors are as follows:

Morgan Stanley Charter Campbell L.P.
  Campbell & Company, Inc.

Morgan Stanley Charter MSFCM L.P.
  Morgan Stanley Futures & Currency Management Inc.

Morgan Stanley Charter Graham L.P.
  Graham Capital Management, L.P.

Morgan Stanley Charter Millburn L.P.
  Millburn Ridgefield Corporation

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE. Charter MSFCM, Charter Graham, and Charter Millburn each pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2% (a 2% annual rate) of the Partnership's Net Assets under management by each trading advisor as of the first day of each month.
  Charter Campbell pays its trading advisor a flat-rate monthly fee equal to 1/12 of 2.65% (a 2.65% annual rate) of the Partnership's Net Assets under management as of the first day of each month.

INCENTIVE FEE. Each Partnership's incentive fee is equal to 20% of trading profits, paid on a quarterly basis for Charter MSFCM, and paid on a monthly basis for Charter Campbell, Charter Graham, and Charter Millburn.
  Trading profits represent the amount by which profits from futures, forwards, and options trading

MORGAN STANLEY CHARTER SERIES

NOTES TO FINANCIAL STATEMENTS
(concluded)

exceed losses after brokerage and management fees are deducted. When a trading advisor experiences losses with respect to Net Assets as of the end of a calendar month, or calendar quarter with respect to Charter MSFCM, the trading advisor must recover such losses before that trading advisor is eligible for an incentive fee in the future.

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